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                                                                    Exhibit 23.1

                         Independent Auditors' Consent



The Board of Directors
Pinnacle Financial Partners, Inc.:

We consent to the use of our report dated May 8, 2002, with respect to the consolidated balance sheets of Pinnacle Financial Partners, Inc. and Subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2001 and for the period from February 28, 2000 (inception) through December 31, 2000, included herein and to the reference to our firm under the heading "Experts" in the prospectus.


                                                  /s/ KPMG LLP

Nashville, Tennessee
May 8, 2002